AUDITOR’S CONSENT

We have issued our report dated May 13, 2004 accompanying the financial statements included in the Annual Report of The MasTec, Inc. 401(k) Retirement Savings Plan on Form 11-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statement of MasTec, Inc. on Form S-8 (File No. 033-55327, effective September 1, 1994).

/s/ Grant Thornton LLP

Weston, Florida
June 25, 2004